UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2008

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

5000 Philadelphia Way, Lanham, Maryland	20706-4417
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2008, the Board of Directors of Integral Systems, Inc. (the “Company”) appointed John Higginbotham as the Company’s Chief Executive Officer and as a member of the Board of Directors. As Chief Executive Officer, Mr. Higginbotham succeeds Alan W. Baldwin, who resigned as the Company’s Interim Chief Executive Officer on the same day. Mr. Baldwin continues to serve on the Board of Directors and, pursuant to the terms of an amendment to his employment agreement (which is discussed below), will remain employed by the Company to assist with transition issues.

Mr. Higginbotham, 52, founded SpaceVest Capital (now RedShift Ventures), a recognized private equity firm for the space industry, in 1991 and served as Managing General Partner until his retirement in March 2006. Mr. Higginbotham worked as a consultant to a satellite operator advising on strategic planning issues from December 2006 to May 2008. He currently owns a portion of a general partnership interest in SpaceVest LP, an investment fund that is now inactive, which he has held since 1995.

Prior to SpaceVest Capital, Mr. Higginbotham co-founded International Technology Underwriters (Intec), now AXASpace, a leading global space and telecommunications insurance underwriting management firm, in 1981. Earlier in his career, Mr. Higginbotham was the Product Manager for Hewlett Packard Company’s initial entry into the microcomputer marketplace. Mr. Higginbotham holds a Bachelor of Science degree in Civil Engineering from Virginia Polytechnic Institute and State University (Virginia Tech) and a Masters of Business Administration from Harvard University. Mr. Higginbotham is a director of ProtoStar, Ltd., a privately held satellite services operator. He formerly served as a director of Analytical Graphics, Inc., which develops commercial off-the-shelf analysis software for land, sea, air, and space, from 1995 to 2005; as a director of Novariant, Inc., which provides precision positioning, intelligent control systems and positioning infrastructures, from 2002 to 2006; and as a director of Imaginova, Inc., which specializes in digital media and commerce, from 2000 to 2006. Mr. Higginbotham was formerly Chairman, and is now Director Emeritus, of the Space Foundation, and maintains affiliations with several other industry associations.

The Higginbotham Agreement

On July 9, 2008, the Company entered into an agreement with Mr. Higginbotham that covers the terms of his employment with the Company as Chief Executive Officer (the “Higginbotham Agreement”). The Higginbotham Agreement also provides that the Company shall cause Mr. Higginbotham to be nominated to the Board of Directors. The term of the Higginbotham Agreement is three years, with automatic renewal periods of twelve months, unless either the Company or Mr. Higginbotham provides at least 180 days advance written notice of non-renewal. The financial terms of the Higginbotham Agreement include (1) an annual base salary of $360,000, (2) a one-time signing bonus of $75,000 and (3) an annual target bonus opportunity of 75% of his base salary, with a maximum annual bonus opportunity of up to 150% of his base salary. Mr. Higginbotham’s annual target bonus opportunity and any actual bonus will be determined pursuant to the Company’s annual incentive compensation plan. His target bonus for 2008 is 75% of his actual base salary earned in fiscal 2008, with a maximum opportunity of up to 150% of his actual base salary earned in fiscal 2008.

The Higginbotham Agreement further provides that within thirty days the Company will grant to Mr. Higginbotham stock options to purchase 275,000 shares of the Company’s common stock. The Company also will consider an additional award of stock options (with a target award covering at least 50,000 shares) under the Company’s equity incentive plan on each anniversary of the Higginbotham Agreement. Stock options awarded to Mr. Higginbotham will vest in four equal annual installments on the anniversaries of the date of grant (or for future awards, on a schedule that results in vesting at least as quickly), provided that Mr. Higginbotham is still employed with or providing services to the Company.

If Mr. Higginbotham’s employment is terminated by the Company without Cause, due to death or Total Disability, or if Mr. Higginbotham terminates his employment for Good Reason (as such terms are defined in the Higginbotham Agreement), payments from the Company will include (1) one year of base salary, (2) a bonus for the fiscal year in which termination occurs equal to what he would have earned that year, (3) COBRA premiums for him and any eligible dependents for one year (except in the case of termination due to death or Total Disability, as defined in the Higginbotham Agreement), and (4) any other benefits due under the Company’s employee benefit plans. In addition, any unvested stock options or other equity awards made to Mr. Higginbotham will immediately vest and become exercisable in full (1) if his employment or services with the Company are terminated by the Company without Cause, by Mr. Higginbotham for Good Reason, or due to Mr. Higginbotham’s death or Total Disability, or (2) in the event of non-renewal of his initial term of employment.

Following any change in control (as defined in the Company’s standard form of award agreement for options granted the under 2008 Stock Incentive Plan) before the eighteen month anniversary of the Higginbotham Agreement and while Mr. Higginbotham is still an employee of or service provider for the Company, the Company will pay Mr. Higginbotham a cash bonus based on the per share amount received by shareholders in connection with the change in control: (1) $630,000 if $40/share or less; (2) $355,000 if $41/share; (3) $80,000 if $42/share; or (4) $0 if $42.30/share. For stock prices between any of these figures, the cash bonus is determined by averaging the distance from each of the closest noted stock prices. For example, if shareholders received $41.50 per share in a change in control, that is halfway between $41 and $42 per share, so the cash bonus would be halfway between $355,000 and $80,000, or $217,500. In addition, any unvested portion of stock options or any equity awards made to Mr. Higginbotham will immediately vest and become exercisable in full if a change in control occurs at any time while he is still an employee of or service provider to the Company.

The Higginbotham Agreement further provides that the Company will pay Mr. Higginbotham an amount equal to any excise tax imposed on any payments and benefits provided to Mr. Higginbotham upon his termination following a change in control if such payments and benefits are considered “parachute payments” under Section 280G of the Internal Revenue Code, as amended. Finally, Mr. Higginbotham also is subject to certain restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement.

The Baldwin Amendment

On July 9, 2008, the Company entered into an amendment to Mr. Baldwin’s employment agreement pursuant to which Mr. Baldwin will continue to be employed by the Company (the “Baldwin Amendment”). The Baldwin Amendment amends Mr. Baldwin’s employment agreement dated July 30, 2007 (the “Baldwin Agreement”).

Unless earlier terminated in accordance with the Baldwin Agreement, the Baldwin Amendment provides that Mr. Baldwin’s employment with the Company will continue until June 30, 2009. The financial terms of the Baldwin Amendment include a bonus of up to 60% of his base salary, as determined by the Compensation Committee of the Board. The Baldwin Amendment further provides that within thirty days the Company will grant to Mr. Baldwin stock options to purchase 60,000 shares of the Company’s common stock. Subject to the provisions of the Company’s 2008 Stock Incentive Plan, these stock options will be fully vested when granted and will expire on the fifth anniversary of the date of grant (or, if earlier, upon the occurrence of a change in control if the options are not assumed or continued in connection therewith). The Baldwin Amendment also provides that stock options granted pursuant to the Baldwin Agreement and 5,000 stock options granted to Mr. Baldwin on December 31, 2006, will expire on the fifth anniversary of the applicable grant date (or, if earlier, upon the occurrence of a change in control if the options are not assumed or continued in connection therewith). In addition, his “COBRA” health continuation coverage will commence on July 1, 2009 and continue for 18 months thereafter, and the Company will pay the cost of his COBRA premiums.

The preceding summaries of the Higginbotham Agreement and the Baldwin Amendment are qualified in their entirety by reference to the text of the agreements, which are filed with this report as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Employment Agreement by and between Integral Systems, Inc. and John B. Higginbotham

10.2	First Amendment to Employment Agreement between Integral Systems, Inc. and Alan W. Baldwin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

Dated: July 11, 2008	By:	/s/ William M. Bambarger
Name: William M. Bambarger
Title: Executive Vice President, Chief Financial Officer